EX 10.2

February 9, 2022
Gerrard Schmid
Address on file with the Company

Re: Separation and Transition Agreement
Dear Gerrard:

This letter agreement (this “Letter Agreement”) sets forth the understanding between you and Diebold Nixdorf, Inc. (“Diebold”) and Diebold Nixdorf Canada, Limited (together, the “Company”) regarding your separation from the Company and assistance with the Company’s transition to a new President and Chief Executive Officer.

1.    Separation Process

Your employment with the Company will end on March 11, 2022 (the “CEO Transition Date”). On that date, your separation from service as President and Chief Executive Officer of Diebold as well as any other position you hold as an officer or director of the Company or any of its subsidiaries, affiliates, joint ventures or other related entities, will be effective. Notwithstanding the foregoing, you will continue to serve on the Board of Directors of Diebold (the “Board”) as a non-employee director until the upcoming Annual Meeting of Shareholders, at which your current term expires (the “Director Transition Date”). No further action or documentation is required to give effect to your separation from service as of the CEO Transition Date or to your Board resignation as of the Director Transition Date, although you agree to execute any further documentation that the Company may reasonably request to evidence them. You shall also execute any documentation required by the Company related to your duties as an officer or director of the Company or any of its subsidiaries, affiliates, joint ventures or other related entities which may be required during or after the Transition Period.

(a)    From now until the CEO Transition Date (the “Transition Period”), you will continue to serve as President and Chief Executive Officer of Diebold and have the powers, duties and responsibilities customarily associated with that position. During the Transition Period, you will receive your current base salary, and a bonus payment calculated under the 2021 Annual Incentive Plan based on actual performance. You will also be eligible to receive a prorated bonus payment, from January 1, 2022 through the CEO Transition Date, calculated under the 2022 Annual Incentive Plan based on actual performance and payable in 2023 at the time the Company’s executives receive their bonus payments.

(b)    Effective the 1st day after the CEO Transition Date, you will be eligible to continue to participate, at your own expense, in the Company’s health and hospitalization insurance program under COBRA for a period of 18 months. You understand and agree that, subject to any applicable laws or regulations, you will be responsible for the full payment of all amounts associated with participation in this program under COBRA.

(c)    During the period commencing on the CEO Transition Date and ending on the three month anniversary of the CEO Transition Date (the “Advisory Period”), you agree to provide advisory services to the Company on such matters as the Board or the Chief Executive Officer of Diebold may reasonably request within your knowledge and experience related to the business of the Company and its affiliates. During the Advisory Period and until the Director Transition Date, any time-vesting and performance-vesting equity awards outstanding as of the CEO Transition Date will remain eligible to vest in accordance with their terms without regard to continued employment (collectively, the “LTI Treatment”). Also during the Advisory Period, you will remain eligible to receive an executive physical examination at the Cleveland Clinic.

(d)    In connection with your separation from the Company and the execution of this Letter Agreement, you will be entitled to receive a separation transition payment of $4,000,000 (your “Separation Transition Payment”). Your Separation Transition Payment will be paid in three equal parts ($1,333,333.33 per payment) on or before March 31, 2022, June 30, 2022 and September 30, 2022, after your execution and delivery of the general release of claims in favor of the Company in the form attached hereto as Exhibit A ( the “General Release”) within 60 days after the CEO Transition Date. You agree that you will forfeit your LTI Treatment, your Separation Transition Payment and any 2022 prorated bonus if (a) you terminate your employment for any reason prior to the CEO Transition Date, (b) you are terminated for Cause (as defined in the Company’s Senior Leadership Plan amended and restated effective July 24, 2015 (the “Severance Plan”), provided that your employment may not be terminated for Cause unless, after the applicable cure period, you are provided an opportunity to be heard at a Board meeting held for the purpose of considering a for Cause termination), (c) you fail to provide the General Release within 60 days after the CEO Transition Date or (d) you materially breach any of the restrictive covenants below and have failed to remedy such material breach within 30 days following written notice from the Company of such material breach.

(e)    You acknowledge and agree that, except for the payments set forth in Section 1 of this Letter Agreement and any previously vested benefits, accrued salary through the CEO Transition Date, accrued but unused vacation through the CEO Transition Date, and unreimbursed business expenses (the “Accrued Benefits”), you will not be eligible for any other compensation or benefits from the Company or its affiliates, including, without limitation, any severance or other benefits pursuant to the Severance Plan or your Offer Letter with the Company, dated February 20, 2018 (your “Offer Letter”).

2.    Restrictive Covenants

You acknowledge and agree that you have served a critical business role and acquired and will continue to acquire Protected Information about the business, operations, customers, partners and trade connections of the Company and developed critical relationships with the Company’s customers. As a condition to receiving any payments or benefits pursuant to this Letter Agreement, including the LTI Treatment, you agree that the following shall apply:

(a)    Noncompetition. For a period of two years after the CEO Transition Date, you shall not anywhere (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any of the following entities: NCR, Hyosung, Brinks, Euronet, Fujitsu or Toshiba; or (ii) serve as an employee, agent, partner, shareholder, director, or consultant for, or in any other capacity participate, engage, or have a financial or other interest in NCR, Hyosung, Brinks, Euronet, Fujitsu, Toshiba or any business substantially in the ATM and/or retail point of sale or self-checkout business, including managed services (provided, however, that notwithstanding anything to the contrary herein, you may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

(b)    Confidentiality. The Company has advised you, and you acknowledge that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. You shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the your employment), nor use in any manner, either during your employment or after termination for any reason, any Protected Information, or cause any such Protected Information of the Company to enter the public domain. For purposes of this Letter Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services that may be developed from time to time by the Company and its agents or employees, including you; provided, however, that information that is in the public domain (other than as a result of a breach of this Letter Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(c)    Nonsolicitation. For a period of two years after the CEO Transition Date, you shall not: (i) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company as of the CEO Transition Date; or (ii) solicit suppliers or customers of the Company or induce any such person to terminate his, her, or its relationship with the Company. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that you may publish or share without targeting any Company employees or consultants shall not constitute a violation of this Section 2(c).

(d)    Cooperation. You agree to cooperate with the Company and its attorneys in connection with any and all lawsuits, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to your employment by the Company or any of its subsidiaries. The Company agrees to reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of cooperation services pursuant to this Section 2(d).

(e)    Nondisparagement. At all times, you agree not to knowingly disparage the Company or otherwise knowingly make comments harmful to the Company’s reputation. The Company agrees that its current officers and directors shall not knowingly disparage you or otherwise knowingly make comments harmful to your reputation.

(f)    Exceptions. (i) Notwithstanding anything to the contrary in this Letter Agreement, you may disclose confidential or proprietary information if compelled to do so by a subpoena or a valid order of any government officer or agency or of a court of competent jurisdiction, specifically directing you to disclose the information, provided that you shall attempt to avoid or resist such subpoena or order and, in any event, shall notify the Company in writing of such subpoena or order not less than five (5) days prior to any such disclosure, or as soon in advance as possible, (ii) nothing in this Letter Agreement is intended to or shall prevent, impede or interfere with your non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding the Company’s past or future conduct, or engage in any future activities protected under the whistleblower statutes administered by any government agency, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to any government agency, including, but not limited to the Occupational Safety and Health Administration (“OSHA”) and the U.S. Securities and Exchange Commission (“SEC”) and (iii) you shall not be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, in the event you file a lawsuit for retaliation by the Company for your reporting a suspected violation of the law, you may disclose the trade secret to attorney and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(g)    Severability. If any provision of this Section 2 is held to be unenforceable, then this Letter Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of Section 2, valid and enforceable. If a court declines to amend the provisions of Section 2 as provided herein, the invalidity or unenforceability of any provision in Section 2 shall not affect the validity or enforceability of the remaining provisions in Section 2, which shall be enforced as if the offending provision had not been included in this Letter Agreement.

3.    Other Terms

(a)    Breach. You agree and acknowledge that should you materially violate any term of this Letter Agreement, the amount of damages that the Company would suffer as a result of such violation may be difficult to ascertain and money damages may not afford the Company an adequate remedy. The term(s) of any covenant(s) in Section 2 will not run during any time in which you are in material violation of said covenant(s) You further agree and acknowledge that in the event a court of competent jurisdiction determines that you have materially breached any material term of this Letter Agreement, the Company’s obligation to provide you with any payments pursuant to Section 1 of this Letter Agreement (other than the Accrued Benefits) will immediately cease, and the Company may be entitled to recover monetary damages and obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

(b)    Entire Understanding. This Letter Agreement sets forth the entire agreement between you and the Company regarding your termination of employment and other service relationships with the Company and its affiliates, and supersedes any other severance, separation and/or employment agreements between you and the Company (including, for the avoidance of doubt, your Offer Letter). As of the CEO Transition Date, your Offer Letter will terminate and be of no further force and effect. Notwithstanding the foregoing, any indemnification agreement between you and the Company shall remain in full force and effect in accordance with its terms, and nothing in this Agreement affects your rights to indemnification under the Company’s by-laws, certificate of incorporation or other organizing document of the Company or any affiliate or any rights to insurance coverage under any directors and officers or other liability insurance policy.

(c)    Amendment; Governing Law; Disputes. The terms set forth in this Letter Agreement shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to amend this Letter Agreement and (ii) is signed by both parties hereto. This Letter Agreement shall be governed by and construed in all respects by the laws of Ohio without reference to principles of conflicts of laws. Any disputes relating to your employment, termination, or equity rights shall be resolved by third party mediation and, failing that, by binding arbitration to be held in Cleveland, Ohio in accordance with the rules and procedures of the American Arbitration Association. The Company will pay the costs and expenses of such mediation and/or arbitration.

(d)    Severability; Counterparts. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision. If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

(e)    Section 409A of the Code. The payments and benefits provided under this Letter Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A, and this Letter Agreement shall be interpreted in accordance with such intent. Each payment under this Letter Agreement shall be treated as a separate payment for purposes of Section 409A. If and to the extent that any payment or benefit is determined by the Company (a) to constitute “non-qualified deferred compensation” subject to Section 409A and (b) such payment or benefit must be delayed for six (6) months from your date of termination (or an earlier date) in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause you to incur any additional tax under Section 409A, then the Company will delay making any such payment or providing such benefit until the expiration of such six (6)-month period (or, if earlier, your death or a “change in control event”, as such term is defined in Section 409A-3(i)(5) of the Code).

(f)    Other Tax Matters. All amounts payable to you shall be subject to the withholding of all applicable taxes and deductions required by any applicable law and employee elections. Reimbursement of any unreimbursed business expenses incurred prior to the CEO Transition Date shall be made promptly upon presentation of documentation in accordance with the Company’s policies with respect thereto as in effect from time to time (but in no event later than the end of the calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year. In no event may you, directly or indirectly, designate the calendar year of any payment under this Letter Agreement.

(g)    Return of Company Property. You agree to return all Company property and any Protected Information and proprietary data (regardless of the medium in which it is memorialized), provided, that the Company agrees that you are permitted to retain your contact lists and copies of materials relating to your compensation and otherwise containing data reasonably needed for tax purposes.

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To indicate your agreement with the foregoing, please sign and return this Letter Agreement to ● at ●.

Very truly yours,

Diebold Nixdorf, Inc.

By: /s/Jonathan Leiken
Name: Jonathan Leiken
Title: EVP, CLO and Secretary

Accepted and Agreed:

/s/Gerrard Schmid
Name: Gerrard Schmid
Date: February 9, 2022